Clifton Savings Bancorp, Inc. Announces
3rd Quarter Results
Clifton, New Jersey – January 27, 2011 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and nine months ended December 31, 2010.  Net income was $2.00 million for the three months ended December 31, 2010, an increase of $20,000, or 1.0%, as compared to $1.98 million for the three months ended December 31, 2009. Net income was $6.36 million for the nine months ended December 31, 2010, an increase of $2.21 million, or 53.2%, as compared to $4.15 million for the nine months ended December 31, 2009. Net income increased slightly for the three months ended December 31, 2010 primarily as a result of an increase in net interest income and a decrease in income tax expense, mostly offset by a loss on the write-down of land held for sale and an increase in provision for loan losses.  Net income significantly increased for the nine months ended December 31, 2010 primarily as a result of an increase in net interest income and a net gain on the sale of premises and equipment, coupled with a decrease in provision for loan losses, which was partially offset by a loss on the write-down of land held for sale and an increase in income tax expense. Both basic and diluted earnings per common share were $0.08 for the three months ended December 31, 2010 and 2009. Both basic and diluted earnings per common share were $0.25 for the nine months ended December 31, 2010, an increase of $0.09, or 56.3%, as compared to $0.16 for the nine months ended December 31, 2009.  Cash dividends paid per common share were $0.06 for the three months ended December 31, 2010, an increase of $0.01, or 20.0%, as compared to $0.05 for the three months ended December 31, 2009, and $0.18 per common share for the nine months ended December 31, 2010, an increase of $0.03, or 20.0%, as compared to $0.15 for the nine months ended December 31, 2009.

Net interest income increased $509,000, or 8.7%, for the three months ended December 31, 2010, to $6.38 million as compared to $5.87 million for three months ended December 31, 2009, reflecting a 1 basis point increase in the net interest margin coupled with an increase of $3.4 million in average net interest-earning assets. Average interest-earning assets increased $81.9 million, or 8.4%, during the three months ended December 31, 2010, which consisted of increases of $132.4 million in investment securities and $1.4 million in other interest-earning assets, partially offset by decreases of $33.9 million in loans and $18.0 million in mortgage-backed securities. The average balance of investment securities increased primarily due to the redeployment of funds resulting from growth in deposits into these types of assets. Funds were not invested into mortgage-backed securities as the yield on these types of products was very low, therefore causing a decrease in the average balance. The Company’s investment and mortgage-backed securities portfolios consist of only U.S. government-sponsored or guaranteed enterprises. Loans decreased as repayment levels on loans were well in excess of origination volume as demand for loan products remains low. Average interest-bearing liabilities increased $78.5 million, or 9.2%, during the three months ended December 31, 2010, as a result of an increase of $105.0 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products and opened two new branch offices in 2010, partially offset by a decrease of $26.5 million in borrowings.  Net interest margin increased to 2.40% for the quarter ended December 31, 2010 from 2.39% for the quarter ended December 31, 2009.  The net interest rate spread increased 10 basis points to 2.15% for the quarter ended December 31, 2010, as the 42 basis point decrease to 4.21% in the average yield earned on interest-earning assets was more than offset by the 52 basis point decrease to 2.06% in the average rate paid on interest-bearing liabilities.

            Net interest income increased $3.41 million, or 21.7%, for the nine months ended December 31, 2010, to $19.09 million as compared to $15.68 million for nine months ended December 31, 2009, reflecting a 21 basis point increase in the net interest margin coupled with an increase of $11.2 million in average net interest-earning assets. Average interest-earning assets increased $106.0 million, or 11.3%, during the nine months ended December 31, 2010, as a result of increases of $5.9 million in mortgage-backed securities and $115.3 million in investment securities, partially offset by decreases of $14.3 million in loans and $854,000 in other interest-earning assets.  Mortgage-backed and investment securities increased primarily due to the redeployment of funds resulting from growth in deposits into these types of interest-earning assets. Loans decreased as repayment levels on loans were well in excess of origination volume as demand for loan products remains low. Average interest-bearing liabilities increased $94.8 million, or 11.5%, during the nine months ended December 31, 2010, reflecting an increase of $117.6 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products and opened two new branch offices in 2010.  This increase was partially offset by a decrease of $22.8 million in borrowings during the nine months ended December 31, 2010.  Net interest margin increased to 2.44% for the nine months ended December 31, 2010 from 2.23% for the nine months ended December 31, 2009.  The net interest rate spread increased 31 basis points to 2.17% for the nine months ended December 31, 2010 as the 42 basis point decrease to 4.34% in the average yield earned on interest-earning assets was more than offset by the 73 basis point decrease to 2.17% in the average rate paid on interest-bearing liabilities.

            The provision for loan losses increased $90,000, or 100.0%, to $90,000 during the three months ended December 31, 2010, as no provision was recorded during the three months ended December 31, 2009.  The provision for loan losses decreased $183,000, or 42.3%, to $250,000, during the nine months ended September 30, 2010, as compared to $433,000 during the nine months ended December 31, 2009. The entire provision recognized in the two current periods was attributable to specific reserves that were established on two impaired loans in process of foreclosure. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of December 31, 2010 and no other provisions were warranted during the three and nine month periods ended December 31, 2010, as non-performing loans have remained relatively stable, and loan portfolio balances have decreased. Non-performing loans increased $1.0 million, or 52.6%, from $1.9 million at December 31, 2009 to $2.9 million at December 31, 2010. At March 31, 2010, non-performing loans totaled $2.5 million. At December 31, 2010, non-performing loans consisted of thirteen loans secured by one- to four-family residential real estate, and two loans secured by commercial real estate. At December 31, 2009, non-performing loans consisted of nine loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, and one loan secured by a multi-family dwelling. During the quarter ended December 31, 2010, there was a $160,000 charge-off which represented a write-down to fair value on one multi-family real estate loan which was repossessed in December 2010 and is classified as real estate owned as of December 31, 2010.   The percentage of non-performing loans to total loans rose from 0.39% at December 31, 2009 to 0.66% at December 31, 2010.

            The Bank recorded a net gain on the sale of premises and equipment of $329,000 for the nine months ended December 31, 2010. The Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, buildings and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment. A loss of $397,000 on the write-down of land held for sale was recorded during the three and nine months ended December 31, 2010. The Bank had previously acquired a property for the purpose of building a branch office on the land but subsequently decided not to proceed with the construction of the proposed branch. The balance was transferred from premises and equipment to land held for sale in September 2010, and a write-down on the property to fair value less costs to sell was recorded in December 2010 as a result of obtaining a current appraisal on the property. No gain or loss on the sale of premises and equipment or loss on the write-down of land held for sale was recorded during the three or nine months ended December 31, 2009.

            Non-interest expense increased $11,000, or 0.4%, to $3.18 million for the three months ended December 31, 2010 as compared to $3.17 million for the three months ended December 31, 2009. The increase was primarily the result of an increase of $61,000, or 36.8%, in federal deposit insurance premiums due to a larger deposit base on which the premium is calculated coupled with an increase in the Federal Deposit Insurance Corporation’s assessment rate, partially offset by a decrease of $39,000, or 2.4% in salaries and employee benefits.

            Non-interest expense decreased $162,000, or 1.6% to $9.87 million for the nine months ended December 31, 2010 from $10.03 million for the nine months ended December 31, 2009.  The decrease was primarily the result of decreases of $194,000, or 3.8%, in salaries and employee benefits and $322,000, or 32.7%, in federal deposit insurance premiums, partially offset by an increase of $330,000, or 38.2%, in occupancy expense of premises.  The decrease in federal deposit insurance premiums in the 2010 period was due to increased Federal Deposit Insurance Corporation’s assessments in the 2009 period that resulted from a special emergency assessment imposed to increase the Deposit Insurance Fund in order to cover losses incurred from failed financial institutions, as well as anticipated future losses. The increase in occupancy expense of premises was mainly due to costs associated with the Company’s new Fair Lawn and Lyndhurst branch locations, and expenses associated with the Woodland Park branch along with the renovation and repairs of other branch premises.

            Income taxes decreased $21,000, or 2.1%, to $991,000 for the three months ended December 31, 2010, as compared to $1.01 million for the three months ended December 31, 2009 as a result of lower pre-tax income, coupled with a slight decrease in the effective income tax rate which was 33.1% in the 2010 period compared with 33.8% for the 2009 period. Income taxes increased $1.44 million, or 74.2%, to $3.38 million for the nine months ended December 31, 2010, as compared to $1.94 million for the nine months ended December 31, 2009 as a result of higher pre-tax income, coupled with an increase in the effective income tax rate which was 34.8% in the 2010 period compared with 31.9% for the 2009 period. The Company’s effective tax rate increases when overall income increases, as tax exempt income recognized from the cash surrender value of bank owned life insurance accounts for a smaller percentage of overall income.

                        The Company’s total assets increased $57.1 million, or 5.4%, to $1.12 billion at December 31, 2010, from $1.07 billion at March 31, 2010.  Net loans decreased $33.5 million, or 7.0%, to $444.0 million at December 31, 2010 from $477.5 million at March 31, 2010. Securities, including both available for sale and held to maturity issues, increased $98.5 million, or 19.4%, to $606.4 million at December 31, 2010, from $507.9 million at March 31, 2010, as the funds generated from the increase in deposits were mainly invested into these types of securities. Cash and cash equivalents decreased $11.3 million, or 33.7%, to $22.2 million at December 31, 2010 from $33.5 million at March 31, 2010, as funds were redeployed into higher yielding assets.

            Total liabilities increased $54.6 million, or 6.1%, to $946.3 million at December 31, 2010 from $891.7 million at March 31, 2010.  Deposits increased $71.9 million, or 9.5%, from $758.2 million at March 31, 2010 to $830.0 million at December 31, 2010. Borrowed funds decreased $15.6 million, or 12.6%, to $108.1 million at December 31, 2010 as compared to $123.7 million at March 31, 2010. During the nine months ended December 31, 2010, $15.6 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of December 31, 2010 was 3.77%.

            Total stockholders’ equity increased $2.5 million, or 1.4%, to $178.5 million at December 31, 2010 from $176.0 million at March 31, 2010. The increase resulted primarily from net income of $6.36 million, employee stock ownership plan shares committed to be released of $496,000, and $154,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, partially offset by the repurchase of approximately 298,000 shares of Company common stock for an aggregate cost of $2.7 million, cash dividends paid of $1.6 million and a net decrease in unrealized gains, net of income taxes of $239,000 on the available for sale securities portfolios. At December 31, 2010, there were 26,137,248 shares of Company common stock outstanding.

             John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to report the following highlights of our operations for our third quarter ended December 31, 2010 over the corresponding period in 2009:

•	an increase of 8.4% in average interest-earning assets;
•	an increase of 8.7% in net interest income;
•	an increase of 9.2% in average interest-bearing liabilities and an increase of 20.0% in cash dividends paid.

      For the nine months ended December 31, 2010 we report:

•	an increase of 5.4% in total assets;
•	an increase of 9.5% in deposits;
•	an increase of 11.3% in average interest-earning assets;
•	an increase of 19.4% in securities;
•	an increase of 20.0% in cash dividends;
•	an increase of 21.7% in net interest income;
•	an increase of 53.2% in net income and
•	an increase of 56.3% in basic and diluted earnings per share.

Moreover, for the nine months ended December 31, 2010, our percentage of non- performing loans to total loans was at 0.66% and our interest rate spread increased to 2.17%, while our non-interest expense decreased to 1.6%.

While we were achieving these results, in our third quarter of fiscal 2011 we opened a branch on Route 46 in Woodland Park, formerly West Paterson, and announced our intention to convert from the mutual holding company form of organization to the stock holding company form of organization.  The conversion will be subject to the approval of the MHC’s members, the Company’s shareholders and the Office of Thrift Supervision. We expect to provide a prospectus and details of the conversion in the first quarter of 2011.”

            The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey.   The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected  Consolidated Financial and Other Data

	At December 31,	At March 31,
	2010	2010	% Change
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,124,847	$1,067,707	5.35%
Loans receivable, net	443,985	477,516	-7.02%
Cash and cash equivalents	22,210	33,461	-33.62%
Securities	606,416	507,914	19.39%
Deposits	830,049	758,152	9.48%
FHLB advances	108,090	123,737	-12.65%
Total stockholders' equity	178,500	175,992	1.43%

	Three Months Ended December 31,
	2010	2009	% Change
	(Dollars in thousands)
Operating Data:
Interest income	$11,175	$11,355	-1.59%
Interest expense	4,795	5,484	-12.56%
Net interest income	6,380	5,871	8.67%
Provision for loan losses	90	-	100.00%
Net interest income after
provision for loan losses	6,290	5,871	7.14%
Noninterest income	277	289	-4.15%
Loss on write-down of land held for sale	397	-	100.00%
Noninterest expense	3,177	3,166	0.35%
Income before income taxes	2,993	2,994	-0.03%
Income taxes	991	1,012	-2.08%
Net income	$2,002	$1,982	1.01%
Basic and diluted earnings per share	$0.08	$0.08	0.00%

	Nine Months Ended December 31,
	2010	2009	% Change
	(Dollars in thousands)
Operating Data:
Interest income	$33,966	$33,518	1.34%
Interest expense	14,881	17,838	-16.58%
Net interest income	19,085	15,680	21.72%
Provision for loan losses	250	433	-42.26%
Net interest income after
provision for loan losses	18,835	15,247	23.53%
Noninterest income	839	871	-3.67%
Net gain on sale of premises and equipment	329	-	100.00%
Loss on write-down of land held for sale	397	-	100.00%
Noninterest expense	9,866	10,028	-1.62%
Income before income taxes	9,740	6,090	59.93%
Income taxes	3,385	1,943	74.22%
Net income	$6,355	$4,147	53.24%
Basic and diluted earnings per share	$0.25	$0.16	56.25%

At or For the Nine	At or For the Three
Months Ended	Months Ended
December 31,	December 31,
2010	2009	2010	2009

Performance Ratios (1):
Return on average assets	0.76%	0.55%	0.71%	0.76%
Return on average equity	4.79%	3.17%	4.50%	4.52%
Interest rate spread (2)	2.17%	1.86%	2.15%	2.05%
Net interest margin (3)	2.44%	2.23%	2.40%	2.39%
Noninterest expense to average assets	1.19%	1.32%	1.13%	1.22%
Efficiency ratio (4)	49.69%	60.59%	50.75%	51.40%
Average interest-earning assets to
average interest-bearing liabilities	1.14	x	1.14	x	1.14	x	1.15	x
Average equity to average assets	15.93%	17.27%	15.79%	16.83%
Basic and diluted earnings per share	$0.25	$0.16	$0.08	$0.08
Dividends per share (5)	$0.18	$0.15	$0.06	$0.05
Dividend payout ratio (5)	24.86%	33.13%	26.07%	22.86%

Capital Ratios (6):
Core (tier 1) capital	14.38%	14.48%	14.38%	14.48%
Tier 1 risk-based capital	42.13%	40.47%	42.13%	40.47%
Total risk-based capital	42.62%	41.01%	42.62%	41.01%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.48%	0.42%	0.48%	0.42%
Allowance for loan losses as a percent of
nonperforming loans	72.69%	107.67%	72.69%	107.67%
Net charge-offs to average outstanding
loans during the period	0.03%	0.02%	0.04%	0.00%
Nonperforming loans as a percent of
total gross loans	0.66%	0.39%	0.66%	0.39%
Nonperforming assets as a percent of
total assets	0.28%	0.18%	0.28%	0.18%

Other Data:
Number of:
Real estate loans outstanding	2,260	2,399	2,260	2,399
Deposit accounts	33,529	33,157	33,529	33,157
Full service customer service facilities	12	11	12	11

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(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Ratios are for Clifton Savings Bank and subsidiary only.